Exhibit 99.3

Life Time Fitness, Inc.

Frequently Asked Questions

Transaction:

What was announced today?

•	Life Time announced today that it has signed a definitive merger agreement with affiliates of Leonard Green & Partners, a $13 billion private equity firm, and TPG, a $67 billion private investment firm.

•	Other critical investors included LNK Partners, a private equity firm focused on backing strong management teams who are building outstanding consumer and retail businesses, and Life Time Chairman, President and Chief Executive Officer, Bahram Akradi.

•	Leonard Green & Partners, TPG, LNK Partners and the other investors will acquire all of the outstanding shares of Life Time, subject to certain conditions.

•	Following the close of this transaction, which is expected to be in Q3 2015, we will again operate as a private company, just as we did from our inception in 1992 through mid-2004.

Why did this happen?

•	Our board of directors conducted a thorough review of strategic alternatives in keeping with their responsibility to maximize shareholder value.

•	As an outcome of this review, we announced today that Life Time signed a definitive merger agreement with Leonard Green & Partners and TPG.

•	Other critical partners included LNK Partners and Life Time Chairman, President and Chief Executive Officer, Bahram Akradi.

Who are Leonard Green & Partners, TPG and LNK Partners?

•	Founded in 1989 and based in Los Angeles, Leonard Green & Partners is one of the nation’s preeminent private equity firms. Leonard Green invests in established companies that are leaders in their markets, including The Container Store, Shake Shack, Whole Foods Market, Topshop, J.Crew, Jetro Cash & Carry, Activision, CHG Healthcare, and Petco. For more information, please visit www.leonardgreen.com.

•	TPG is a leading global private investment firm founded in 1992 with over $67 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Dallas, Houston, New York, Beijing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, São Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has deep consumer and retail expertise with investments including Beringer Wines, Burger King, Chobani, J.Crew, Lenta, Neiman Marcus, Petco and Savers, among others. For more information visit www.tpg.com.

•	LNK Partners is a private equity firm focused on backing strong management teams who are building outstanding consumer and retail businesses. LNK is highly flexible in the type and structure of its investments, and is comfortable being a minority or majority shareholder. The firm typically invests up to $150 million of equity per transaction. LNK’s partners have extensive experience successfully investing in, operating, or serving on the boards of many leading consumer and retail businesses, including Staples, Quaker Oats, Pepsi, Gatorade, Panera Bread, Life Time Fitness, Levi Strauss, PVH/Tommy Hilfiger/Calvin Klein, Campbell’s, Pepperidge Farm, Godiva, and Yankee Candle. To learn more, please visit www.LNKpartners.com.

Why were Leonard Green & Partners, TPG and LNK Partners interested in Life Time and how will this benefit our company and customers?

•	The buyers’ decision to acquire Life Time is indicative of the tremendous value they see in our company and the significant opportunities we have for continued growth and success.

•	Importantly, they share our vision to deliver the best places, people and programs to our customers.

•	We expect to continue to grow by building new centers and investing in our portfolio of complementary businesses and we will remain 100% committed to building the Healthy Way of Life Company and Brand that uniquely defines Life Time.

What are the terms of the deal? What do Life Time shareholders gain from this?

•	Leonard Green & Partners, TPG and LNK Partners, along with the other investors, will acquire all of the outstanding shares of common stock of Life Time for $72.10 per share, which values the Company at more than $4.0 billion in aggregate.

•	Under the terms of the agreement, which has been unanimously approved by Life Time’s board of directors, Life Time shareholders will receive $72.10 in cash for each outstanding share of Life Time common stock they own, which represents a significant premium over the closing Life Time share price on August 22, 2014, the most recent trading day before we announced the exploration of a potential conversion of real estate assets into a Real Estate Investment Trust.

•	The acquisition is subject to a number of conditions, including approval of Life Time’s shareholders as noted above.

•	Our Board conducted a thorough process, and we are confident that this transaction will provide our shareholders with immediate and substantial cash value representing a significant premium to our unaffected share price.

Has the Life Time board of directors approved the transaction?

•	Yes, the Life Time board of directors has unanimously approved the transaction.

Where can I find more information regarding the transaction?

•	In connection with the proposed merger, Life Time intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Life Time will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT LIFE TIME WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Life Time with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Life Time via Life Time’s Investor Relations section of its website at www.lifetimefitness.com or by contacting Investor Relations by directing a request to Life Time Fitness, Inc., Attention: Investor Relations, 2902 Corporate Place, Chanhassen, MN 55317, or by calling (952) 229-7427.

•	This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Life Time, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Life Time in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Life Time’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Life Time’s proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 24, 2014, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Life Time’s Investor Relations section of its website at www.lifetimefitness.com.

What does it mean for Life Time to transition from a public company to a private company?

•	Life Time’s stock will no longer be publicly traded on the stock market and the trading of our stock will cease on the date the transaction closes.

•	In general, becoming a privately owned company will have little effect on our day-to-day responsibilities or how we conduct business.

When is the transaction expected to close?

•	It is expected that the transaction will close in Q3 2015, subject to approval by Life Time shareholders and other customary closing conditions.

Life Time Operations:

Will the company still operate as Life Time?

•	Yes. This is simply a change in ownership. Leonard Green & Partners, TPG, and LNK Partners, along with the other investors, will own Life Time instead of the public shareholders we have today.

What now will change as a result of this ownership transition?

•	We remain 100% committed to building the Healthy Way of Life Company and Brand that uniquely defines Life Time.

•	With this in mind, you should expect us to operate in a business as usual manner moving forward.

•	As such, it goes without saying that we all remain committed to providing our members with the same high level of service they have come to expect from Life Time.

Who will run the company? Will there be changes in executive leadership?

•	Our leadership will remain as is.

•	Leonard Green & Partners, TPG and LNK Partners have long and successful track record of investing behind industry leaders.

•	They both will rely heavily upon existing Life Time leaders to continue to execute the operational and strategic business plan for our company moving forward.

•	Importantly, our partners share our vision to deliver the best places, people and programs to our customers.

•	Overall, we remain 100% committed to building the Healthy Way of Life Company and Brand that uniquely defines Life Time.

•	With this in mind, you should expect us to operate in a business as usual manner moving forward.

•	As such, it goes without saying that we all remain committed to providing our members with the same high level of service they have come to expect from Life Time.

Will all Life Time team members keep their jobs? Will any jobs change? Will reporting structures change?

•	There are no planned changes as a direct result of this transaction. As a performance based culture, Life Time always has sought ways to capitalize on efficiencies and increase productivity.

Will there be any changes to the Life Time offices?

•	There are no planned changes as a direct result of this transaction.

Benefits:

Will there be changes to the current Life Time benefits and compensation programs?

•	We do not expect significant changes to the Life Time benefits and compensation programs as a direct result of this transaction.

•	Because Life Time will no longer have a publicly traded stock, team members with stock grants as part of their compensation will be provided with additional information regarding their individual plan directly.

What will happen to the Employee Stock Purchase Plan (“ESPP”)?

•	It is expected that we will close-out the current offering period; however, we will not enter into any new offering periods.

•	If you are participating in the program today and the acquisition happens before the close of the current offering period, you will receive cash equal to the negotiated per-share purchase price on the day we close multiplied by the amount of the payroll deductions credited to your ESPP account divided by the purchase price as defined in the ESPP.

Example:

•	The negotiated per-share purchase price is $72.10 and you have $500 of credited payroll deductions up to the date of the close of the transaction.

•	We will multiply $72.10 by $500 ($72.10* $500 = $36,050) and divide that amount ($36,050) by the purchase price as defined in the ESPP, which will be $64.89 in this case.

•	Therefore, you would receive a cash payment of $555.56.

I participate in the 401K Plan. What is the impact of this change?

•	The 401K Plan will not change as a direct result of this transaction.

I have vested unrestricted stock. What is the impact of this change?

•	Following close of the transaction, which is expected to occur in Q3 2015, subject to approval by Life Time shareholders and other customary closing conditions, each share will be cancelled and converted into the right to receive $72.10 cash per share.

•	Details will be provided to team members who hold vested unrestricted stock.

I have unvested restricted stock and/or unvested restricted stock with performance and/or time-based conditions. What is the impact of this change?

•	As with vested unrestricted stock, all unvested restricted shares will be cancelled and converted into the right to receive $72.10 cash per share.

•	Details will be provided to team members who hold unvested restricted stock.

I participate in the Executive Non-Qualified Plan. What is the impact of this change?

•	Details will be provided individually to participants.

Inquiries and Questions

Who should team members contact with questions or concerns?

•	Club team member questions should be directed to their General Manager. Corporate team member questions should be directed to their department leader.

•	Additional urgent questions may be sent to Jason Thunstrom, Corporate Communications, at 952-229-7435 or pr@lifetimefitness.com.

How should team members handle inquiries from members / customers regarding this change?

•	In keeping with Life Time’s standard policy, club team members should state:

“I appreciate your question. While I do not have details surrounding this announcement, it would be my pleasure to connect you with our General Manager or request that she/he contact you.”

•	General Managers should state:

“Thanks for your inquiry. Yes, Life Time announced that our company has entered into an agreement to be acquired. While this will result in a change to Life Time’s ownership structure, as a member, you should expect business as usual and absolutely no change in our commitment to provide you with the absolute best places, people and programs.”

Should the member / customer have additional questions or require additional details, please provide their information, as follows, and indicate that a corporate team member will follow up: Jason Thunstrom, 952-229-7435 / pr@lifetimefitness.com

How should team members handle inquiries from the media or shareholders / investors / analysts regarding this change?

In keeping with Life Time’s standard policy, team members should not respond directly to questions from the media and analysts. Rather, they should refer all questions and information requests as follows:

•	Reporters / News Media – Jason Thunstrom, 952-229-7435 / pr@lifetimefitness.com

•	Shareholders / Investors / Analysts – John Heller at 952-229-7427 / ir@lifetimefitness.com

Important Additional Information

•	In connection with the proposed merger, Life Time intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Life Time will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT LIFE TIME WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Life Time with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Life Time via Life Time’s Investor Relations section of its website at www.lifetimefitness.com or by contacting Investor Relations by directing a request to Life Time Fitness, Inc., Attention: Investor Relations, 2902 Corporate Place, Chanhassen, MN 55317, or by calling (952) 229-7427.

•	This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Life Time, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Life Time in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Life Time’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Life Time’s proxy statement for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 24, 2014, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Life Time’s Investor Relations section of its website at www.lifetimefitness.com.

Cautionary Note Regarding Forward-Looking Statements

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This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Life Time may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Life Time may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Life Time may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Life Time’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Life Time’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Life Time undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.